Exhibit 5.1
Opinion and Consent of Patton Boggs LLP
January 9, 2008
Silicon Mountain Holdings, Inc.
4755 Walnut Street
Boulder, Colorado 80301
Ladies and Gentlemen:
     We have acted as counsel for Silicon Mountain Holdings, Inc., a Colorado corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on October 26, 2007 (File No. 000-11284) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), concerning registration of the transfer of up to 2,760,208 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), by a stockholder of the Company (the “Selling Stockholder”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-B under the Act, and no opinion is expressed herein as to any other matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.
     We have examined the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company and the record of the Company’s corporate proceedings concerning the registration described above. In addition, we have examined such other certificates, agreements, documents and papers, and we have made such other inquiries and investigations of law, as we have deemed appropriate and necessary in order to express the opinion set forth in this letter. In our examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of all such latter documents. In addition, as to certain matters we have relied upon certificates from various state authorities and public officials, and we have assumed the accuracy of the material and the factual matters contained herein.
     Subject to the foregoing and on the basis of the aforementioned examinations and investigations, it is our opinion that the 2,760,208 shares of the Company’s Common Stock being registered in the Registration Statement for transfer by the Selling Stockholder, which have been or may be issued by the Company as described in the Registration Statement, either have been validly issued and constitute fully paid and non-assessable shares of the Company’s Common Stock, or will be validly issued and will constitute fully paid and non-assessable shares of the Company’s Common Stock when issued upon conversion of the convertible note in accordance with the terms thereof, or when issued upon receipt of the consideration specified in the warrants.
     We hereby consent (a) to be named in the Registration Statement and in the prospectus that constitutes a part of the Registration Statement as acting as counsel in connection with the offering; and (b) to the filing of this opinion as an exhibit to the Registration Statement.
     This opinion is to be used solely for the purpose of the registration of the Common Stock and may not be used for any other purpose.

Very truly yours,

/s/ PATTON BOGGS LLP

PATTON BOGGS LLP